Exhibit 99.1

Contact:	Barry Stewart
Executive Vice President and Chief Financial Officer
(337) 233-1307

LHC GROUP ANNOUNCES FOURTH QUARTER
AND YEAR-END 2006 RESULTS

Highlights:
•	Net service revenue increases 50.4% to $64.2 million for the fourth quarter and 41.0% to $215.2 million for the full year;
•	Net income increases 118.5% to $6.9 million for the fourth quarter and 103.9% to $20.6 million for the full year; and
•	Earnings per share increase 105.3% to $0.39 for the fourth quarter and 73.9% to $1.20 for the full year.

LAFAYETTE, Louisiana (February 28, 2007) - LHC Group, Inc. (NASDAQ: LHCG), a provider of post-acute healthcare services primarily in rural markets in the southern United States, announced today its financial results for the fourth quarter and year ended December 31, 2006.

Financial Results for the Fourth Quarter
Net service revenue for the fourth quarter ended December 31, 2006, increased 50.4% to $64.2 million compared with $42.7 million in 2005. For the three months ended December 31, 2006 and 2005, 78.5% and 85.1%, respectively, of net service revenue was derived from Medicare. For the fourth quarter, home-based services accounted for 80.3% of revenue and facility-based services was 19.7% of revenue compared with 69.4% and 30.6%, respectively, for the comparable quarter last year.

Net income for the fourth quarter of 2006 totaled $6.9 million, or $0.39 per diluted share, compared with net income of $3.2 million, or $0.19 per diluted share, for the fourth quarter of 2005.

Home-Based Services
Net service revenue for home-based services for the three months ended December 31, 2006, increased 74.3% to $51.6 million compared with $29.6 million for the three months ended December 31, 2005. Organic growth in this service sector was approximately $15.1 million, or 59.2% during the period. Total admissions increased 87.7% to 8,173 during the period, versus 4,355 for the same period in 2005. Organic growth in admissions was 41.4%. The Company also monitors patient census as a key performance indicator within its home-based services. LHC Group’s average home-based patient census for the three months ended December 31, 2006, increased 69.4% to 14,073 patients as compared with 8,310 patients for the three months ended December 31, 2005. Organic growth in home-based patient census was 38.6%.

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LHCG Group Announces Fourth Quarter and Year-End 2006 Results

February 28, 2007

Facility-Based Services
Net service revenue for facility-based services for the three months ended December 31, 2006, decreased $0.5 million, or 3.4%, to $12.6 million compared with $13.1 million for the three months ended December 31, 2005. The decrease in net service revenue was due in part to a decrease in patient days of 11.1% to 10,978 in the three months ended December 31, 2006, from 12,353 in the three months ended December 31, 2005. Outpatient visits decreased 67.6% to 2,907 at December 31, 2006, compared with 8,985 for the three months ended December 31, 2005, due to the sale of one of the Company’s clinics and the closure of another clinic on April 1, 2006.

DSO
Days sales outstanding, or DSO, for the three months ended December 31, 2006, was 68 days compared with 65 days for the same three-month period in 2005. DSO, when adjusted for acquisitions and unbilled accounts receivables, was 59 days. The adjustment takes into account $6.1 million of unbilled receivables that the Company is delayed in billing at this time due to the lag time in receiving the change of ownership after acquiring companies. For the comparable period in 2005, adjusted DSO was 60 days, taking into account $2.3 million in unbilled accounts receivable.

Financial Results for the Year
Net service revenue for the year ended December 31, 2006, increased 41.0% to $215.2 million compared with $152.7 million in 2005. For the year ended December 31, 2006 and 2005, 81.6% and 85.6%, respectively, of net service revenue was derived from Medicare. For the year ended December 31, 2006, home-based services accounted for 76.5% of revenue and facility-based services was 23.5% of revenue compared with 69.1% and 30.9%, respectively, for the comparable prior year period.

Net income for the year ended December 31, 2006, reached $20.6 million, or $1.20 per diluted share, compared with $10.1 million, or $0.69 per diluted share, for 2005.

Home-Based Services
Net service revenue for home-based services for the year ended December 31, 2006, increased 56.0% to $164.7 million compared with $105.6 million for the year ended December 31, 2005. Organic growth in this service sector was approximately $35.0 million, or 34.5%, during the period. Total admissions increased 61.2% to 26,972 during the period, versus 16,732 for the same period in 2005. Organic growth in admissions was 24.2%. LHC Group’s average home-based patient census for the year ended December 31, 2006, increased 62.0% to 12,982 patients as compared with 8,014 patients for the year ended December 31, 2005. Organic growth in home-based patient census was 32.9%.

Facility-Based Services
Net service revenue for facility-based services for the year ended December 31, 2006, increased 3.4 million, or 7.3%, to $50.5 million compared with $47.1 million for the year ended December 31, 2005. Organic growth made up the total growth in this service sector during the period. The increase in net service revenue was due in part to an increase in patient days of 1.7% to 45,461 in the year ended December 31, 2006, from 44,685 in the year ended December 31, 2005. Outpatient visits decreased 50.0% to 21,126 at December 31, 2006, compared with 41,877 for the year ended December 31, 2005, due to the sale of one of the Company’s clinics and the closure of another clinic on April 1, 2006.

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LHCG Announces Fourth Quarter and Year-End 2006 Results

February 28, 2007

In commenting on the results, Keith G. Myers, president and chief executive officer of LHC Group, said, “We are pleased with the Company’s performance for the quarter and the year. Results for the fourth quarter and full year 2006 reflect the continued effective integration of our acquisitions and operations as shown by the financial and patient statistics listed above.”

Myers continued, “We are proud of our many successes during 2006, which we believe hold great promise for our future. The management team proved its ability to transition larger acquisitions, giving us confidence to pursue more of these types of transactions. We proved our ability to effectively manage operations during periods of change relating to the facility business, and we also demonstrated our ability to perform as a cohesive management team during a time of transition. All of these initiatives were accomplished while our clinical operations continued to provide quality healthcare services to an ever increasing number of patients. We are extremely proud of the collective accomplishments of all the LHC Group personnel.”

The live broadcast of LHC Group’s conference call will begin at 10:00 a.m. Eastern time on Thursday, March 1, 2007. Speakers on the call will include Keith Myers, president and chief executive officer; Barry Stewart, executive vice president and chief financial officer; and John Indest, executive vice president and chief operating officer. A link to the webcast can be found under the investor relations section of the Company’s website, www.lhcgroup.com, or at www.earnings.com. A replay of the webcast will also be archived on LHC Group’s website. A telephone replay will be available for one week by dialing (888) 286-8010 (US) or (617) 801-6888 (international) and entering the pass code #94144675.

About LHC Group, Inc.
LHC Group is a provider of post-acute healthcare services primarily in rural markets in the southern United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions, include statements regarding our future performance beyond December 31, 2006. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s Form 10K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

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LHCG Announces Fourth Quarter and Year-End 2006 Results

February 28, 2007

LHC GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	Dec. 31,	Dec. 31,
	2006	2005
	(unaudited)

Cash	$26,877	$17,398
Total assets	153,861	104,618
Total debt	5,338	5,427
Total stockholders’ equity	121,888	78,444

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LHCG Announces Fourth Quarter and Year-End 2006 Results

February 28, 2007

LHC GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	Dec. 31,		Dec. 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Net service revenue	$64,218	$42,675	$215,248	$152,711
Cost of service revenue	32,460	22,950	109,851	79,607
Gross margin	31,758	19,725	105,397	73,104
General and administrative expenses	20,924	13,456	71,125	45,663
Equity-based compensation expense (1)	—	—	—	3,856
Operating income	10,834	6,269	34,272	23,585
Interest expense	96	168	325	1,059
Non-operating income, including (gain) loss on sales of assets	(1,388)	(186)	(2,033)	(574)
Income from continuing operations before income taxes and minority interest and cooperative endeavor allocations	12,126	6,287	35,980	23,100
Income tax expense	3,282	1,786	10,417	6,538
Minority interest and cooperative endeavor allocations	1,346	989	4,795	4,545
Income from continuing operations	7,498	3,512	20,768	12,017
Loss from discontinued operations (net of income tax benefit of $347 and $208 in the three months ended December 31, 2006 and 2005, respectively, and $497 and in the year ended December 31, 2006 and 2005, respectively)	(567)	(342)	(811)	(1,915)
Gain on sale of discontinued operations (net of income taxes of $360 for the year ended December 31, 2006)	—	—	637	—
Net income	6,931	3,170	20,594	10,102
Gain (loss) on redeemable minority interests	221	266	1,163	(1,476)
Net income available to common stockholders	$7,152	$3,436	$21,757	$8,626

Basic and diluted earnings per share:
Income from continuing operations	$0.42	$0.21	$1.21	$0.82
Loss from discontinued operations, net	(0.03)	(0.02)	(0.05)	(0.13)
Gain on sale of discontinued operations, net	—	—	0.04	—
Net income	0.39	0.19	1.20	0.69
Gain (loss) on redeemable minority interests	0.01	0.02	0.07	(0.10)
Net income available to common shareholders	$0.40	$0.21	$1.27	$0.59

Weighted average shares outstanding:
Basic	17,731	16,592	17,091	14,629
Diluted	17,751	16,596	17,105	14,685

(1)Equity-based compensation related to the KEEP units and does not include stock-based compensation related to FAS 123(R).

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LHCG Announces Fourth Quarter and Year-End 2006 Results

February 28, 2007

LHC GROUP, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(in thousands)

	Three Months Ended
	December 31, 2006
	(unaudited)
	Home-	Facility-
	Based	Based
	Services	Services	Total
Net service revenue	$51,596	$12,622	$64,218
Cost of service revenue	24,682	7,778	32,460
General and administrative expenses	16,745	4,179	20,924
Equity-based compensation expense	—	—	—
Operating income	10,169	665	10,834

	Three Months Ended
	December 31, 2005
	(unaudited)
	Home-	Facility-
	Based	Based
	Services	Services	Total
Net service revenue	$29,604	$13,071	$42,675
Cost of service revenue	15,108	7,842	22,950
General and administrative expenses	9,900	3,556	13,456
Equity-based compensation expense	—	—	—
Operating income	4,596	1,673	6,269

	Year Ended
	December 31, 2006
	(unaudited)
	Home-	Facility-
	Based	Based
	Services	Services	Total
Net service revenue	$164,701	$50,547	$215,248
Cost of service revenue	79,070	30,781	109,851
General and administrative expenses	55,700	15,425	71,125
Equity-based compensation expense	—	—	—
Operating income	29,931	4,341	34,272

	Year Ended
	December 31, 2005
	Home-	Facility-
	Based	Based
	Services	Services	Total
Net service revenue	$105,587	$47,124	$152,711
Cost of service revenue	51,254	28,353	79,607
General and administrative expenses	33,650	12,013	45,663
Equity-based compensation expense	2,699	1,157	3,856
Operating income	17,984	5,601	23,585

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